Exhibit 11.1

InMode Ltd.

Insider Trading Compliance Policy

This Insider Trading Compliance Policy (the “Policy”) describes the standards of InMode Ltd. and its subsidiaries (the "Company") on trading, and causing the trading of, the Company's securities while in possession of material non-public information. This Policy is divided into two parts.

1.
The first part prohibits trading in certain circumstances and applies to all members of the Company’s board of directors, all officers of the Company and all employees of the Company and their respective immediate family members.

2.
The second part imposes special additional trading restrictions and applies to (i) all members of the Company’s Board, (ii) all executive officers who would be subject to Section 16 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), if the Company were a U.S. issuer (together with the directors, “Company Insiders”), and (iii) certain other employees of the Company and its subsidiaries who serve in positions that are especially likely to give them access to material nonpublic information about the Company (collectively, “Covered Positions”). The list of Covered Positions subject to both parts of this Policy is attached as Schedule A. Yair Malca, the Company’s chief financial officer, acting as the Company’s Compliance Officer, or such other person as may be appointed to serve as the Company’s Compliance Officer (the “Compliance Officer”), may from time to time add or delete positions that are subject to both parts of this Policy. Schedule A will be amended as necessary to reflect such changes.

One of the principal purposes of the federal securities laws is to prohibit so-called "insider trading." Simply stated, insider trading occurs when a person uses material nonpublic information obtained about the Company to make decisions to purchase, sell, give away or otherwise trade the Company's securities or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is "material" and "nonpublic." These terms are defined in this Policy under Part I, Section 3 below. The prohibitions would apply to any director, officer or employee who buys or sells Company stock on the basis of material nonpublic information that he or she obtained about the Company, its customers, suppliers, or other companies with which the Company has contractual relationships or may be negotiating transactions.

PART I

1.	Applicability

This Policy applies to all trading or other transactions in the Company's securities, including ordinary shares, common stock, options and any other securities that the Company may issue, such as preferred shares, preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company's securities, whether or not issued by the Company.

This Policy applies to all employees of the Company, all officers of the Company and all members of the Company's board of directors and their respective immediate family members, including any person's spouse, other persons living in such person's household and minor children and entities over which such person exercises control.

2.	General Policy: No Trading or Causing Trading While in Possession of Material Nonpublic Information

A.
No director, officer or employee or any of their immediate family members may purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of material nonpublic information about the Company. (The terms "material" and "nonpublic" are defined in Part I, Section 3(A) and (B) below.)

B.
No director, officer or employee or any of their immediate family members knows of any material nonpublic information about the Company may communicate that information to ("tip") any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

C.
No director, officer or employee or any of their immediate family members may purchase or sell any security of any other company, whether or not issued by the Company, while in possession of material nonpublic information about that company that was obtained in the course of his or her involvement with the Company. No director, officer or employee or any of their immediate family members who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company's authorization.

D.
For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and nonpublic unless you first consult with, and obtain the advance approval of, the Compliance Officer (which is defined in Part I, Section 3(C) below).

E.	Covered Persons must "pre-clear" all trading in securities of the Company in accordance with the procedures set forth in Part II, Section 3 below.

3.	Definitions

A.
Material. Insider trading restrictions come into play only if the information you possess is "material." Materiality, however, involves a relatively low threshold. Information is generally regarded as "material" if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.

Information dealing with the following subjects is reasonably likely to be found material in particular situations:

i.	significant changes in the Company's prospects;

ii.	significant write-downs in assets or increases in reserves;

iii.	developments regarding significant litigation or government agency investigations;

iv.	liquidity problems;

v.	changes in earnings estimates or unusual gains or losses in major operations;

vi.	major changes in the Company's management or the board of directors;

vii.	extraordinary borrowings;

viii.	major changes in accounting methods or policies;

ix.
proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances and joint-ventures, licensing arrangements, or purchases or sales of substantial assets;

x.	offerings of Company securities;

xi.	significant new product developments or introductions;

xii.	FDA clearances for new products;

xiii.	significant products being suspended or discontinued; and

xiv.	the Company entering new significant contracts (i.e. distribution agreements).

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company's operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should either consult the

Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.

B.
Nonpublic. Insider trading prohibitions come into play only when you possess information that is material and "nonpublic." The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be "public" the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public.

Nonpublic information may include:

i.	information available to a select group of analysts or brokers or institutional investors;

ii.	undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

iii.
information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two trading days).

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is nonpublic and treat it as confidential.

C.
Compliance Officer. The Company has appointed Yair Malca, the Company’s chief financial officer, as the Compliance Officer for this Policy. The duties of the Compliance Officer include, but are not limited to, the following:

i.	assisting with implementation and enforcement of this Policy;

ii.	circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;

iii.	pre-clearing all trading in securities of the Company by Covered Persons in accordance with the procedures set forth in Part II, Section 3 below; and

iv.	providing approval of any Rule 10b5-1 plans under Part II, Section 1(C) below and any prohibited transactions under Part II, Section 4 below.

v.	providing a reporting system with an effective whistleblower protection mechanism.

4.	Exceptions

This Policy’s trading restrictions generally do not apply to the exercise of an option to purchase shares within the period of five business days preceding expiration of the option. The trading restrictions do apply, however, to any other exercise of options and to any sale of the underlying shares acquired under exercise of an option, or to a cashless exercise of the option through a broker (often called a “same-day sale”). Such a transaction entails selling a portion of the underlying shares to cover the costs of exercise and/or withholding taxes.

5.	Violations of Insider Trading Laws

Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. The United States Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority (“FINRA”) and the Israel Securities Authority investigate and are very effective in detecting, insider trading. The SEC, together with the United States Attorneys, pursues insider trading violations vigorously. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

A.	Legal Penalties.

i.
Civil and Criminal Penalties. Under U.S. law, potential penalties for insider trading violations include (1) imprisonment for up to 20 years, (2) criminal fines of up to $5 million and (3) civil fines of up to three times the profit gained or loss avoided.

ii.
Controlling-Person Liability. If the Company fails to take appropriate steps to prevent illegal insider trading, the Company may have “controlling person” liability for a trading violation, with civil penalties of up to the greater of $1 million or three times the profit gained or loss avoided, as well as a criminal penalty of up to $25 million. The civil penalties can extend personal liability to members of the Company’s board of directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading. In addition, the Company itself can be deemed to be in violation of Israeli insider trading laws.

iii.	Company Sanctions. Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Officer and must be provided before any activity contrary to the above requirements takes place.

PART II

Part II imposes special additional trading restrictions and applies to all Company Insiders and Covered Persons. The list of Covered Positions subject to both parts of this Policy is attached as Schedule A. The Company’s Compliance Officer may from time to time add or delete positions that are subject to these additional trading restrictions. Schedule A will be amended as necessary to reflect such changes.

1.	Blackout Periods

All Covered Persons are prohibited from trading in the Company's securities during blackout periods as defined below.

A.	Blackout Periods.

i.
Quarterly Blackout Periods. Trading in the Company's securities is prohibited during the period beginning at the close of the market two weeks before the end of each fiscal quarter and ending at the close of business on the trading day on which the Company's financial results are publicly disclosed and Form 20-F or Form 6-K is filed/furnished. During these periods, Covered Persons generally possess or are presumed to possess material nonpublic information about the Company's financial results.

ii.
Other Blackout Periods. From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or new product developments) may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company's securities. If the Company imposes a special blackout period, it will notify the Covered Persons affected.

B.
Exceptions. These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Exchange Act (an "Approved 10b5-1 Plan") that:

i.
has been reviewed and approved at least one month in advance of any trades thereunder by the Compliance Officer (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Compliance Officer at least one month in advance of any subsequent trades);

ii.	was entered into in good faith by the Covered Person at a time when the Covered Person was not in possession of material nonpublic information about the Company; and

iii.
gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.

2.	Trading Window

Covered Persons are permitted to trade in the Company's securities when no blackout period is in effect. However, even during this trading window, a Covered Person who is in possession of any material nonpublic information should not trade in the Company's securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout period under Part II, Section 1(B) above is imposed and will re-open the trading window once the special blackout period has ended.

3.	Pre-clearance of Securities Transactions

A.
Because Company Insiders are likely to obtain material nonpublic information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window under Part II, Section 2 above, without first pre-clearing all transactions in the Company's securities.

B.
Subject to the exemption in subsection (D) below, no Company Insider may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company security at any time without first obtaining prior approval from the Compliance Officer. These procedures also apply to transactions by such person's spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control.

C.
The Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre- clearance of the transaction must be re-requested.

D.
Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of the Company Insider should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer.

4.	Prohibited Transactions

A.
Covered Persons, including any person's spouse, other persons living in such person's household and minor children and entities over which such person exercises control, are prohibited from engaging in the following transactions in the Company's securities unless advance approval is obtained from the Compliance Officer:

i.	Short sales. Covered Persons may not engage in short sales of the Company’s securities (sales of securities that individual does not own, i.e. borrowed securities).

ii.	Options trading. Covered Persons may not buy or sell puts or calls or other derivative securities on the Company's securities;

iii.	Trading on margin or pledging. Covered Persons may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and

iv.
Options, Other Derivative Securities and Hedging. Covered Persons may not engage in transactions involving options on the Company’s securities, such as puts, calls and other derivative securities, whether on an exchange or in any other market. Covered Persons also may not engage in hedging or monetization transactions, such as collars and forward sale contracts.

5.	Company Assistance

Compliance with this Policy is of the utmost importance for the Company. If you have any questions about this Policy or their application to any proposed transaction, you may obtain additional guidance from the Compliance Officer.

6.	Certification

All members of the Company’s board of directors and executive officers must certify their understanding of, and intent to comply with, the Company’s Insider Trading Compliance Policy on the form attached hereto.

InMode Ltd.

Insider Trading Compliance Policy

Certification

To InMode Ltd.:

I have received, reviewed and understand the above-referenced InMode Ltd. Insider Trading Compliance Policy. I hereby agree to comply with the specific requirements of the Insider Trading Compliance Policy in all respects during my employment or other service relationship with InMode Ltd. I understand that my failure to comply in all respects with the Insider Trading Compliance Policy is a basis for civil and criminal penalties and Company sanctions, including termination of employment or other service relationship with InMode Ltd.

(Please print name)

(Signature)

(Date)

SCHEDULE A
COVERED POSITIONS

1.	All executive officers

2.	All members of the legal department

3.	All members of the accounting and finance department

4.	All members of the sales and marketing department

5.	All administrative assistants to any individual listed above